Exhibit 10.2

PARENT SUBSIDIARY CONTRIBUTION AGREEMENT

This Parent Subsidiary Contribution Agreement (this “Contribution Agreement”) dated December 13th , 2024 and effective as of the Effective Time (as defined in Section 11), is entered into by and between Mangoceuticals, Inc., a Texas corporation (“Parent”), and Mango & Peaches Corp., a Texas corporation and wholly-owned subsidiary of Parent (“Subsidiary”).

WITNESSETH:

WHEREAS, the Parent was incorporated in the State of a Texas on October 7, 2021, with the intent of focusing on developing, marketing, and selling a variety of men’s wellness products and services via a telemedicine platform and to date, the Parent has identified men’s wellness telemedicine services and products as a growing sector in the most recent years and especially related to the areas of erectile dysfunction (“ED”), hair loss, testosterone replacement or enhancement therapies, and weight management treatments;

WHEREAS, to date the Parent has operated through itself and its wholly-owned subsidiaries;

WHEREAS, the Parent desires to transfer substantially all of its assets, including ownership of: (a) its 98% ownership of MangoRx Mexico S.A. de C.V., a Mexican Stock Company (“MangoRx Mex” and the “MangoRx Mex Shares”); and (b) its 100% ownership of MangoRx UK Limited, a company incorporated under the laws of the United Kingdom (“MangoRx UK”, and collectively with MangoRx Mex, the “MangoRx Subs”, and the “MangoRx UK Shares” and together with the MangoRx Mex Shares, the “MangoRx Subsidiaries Shares”) to Subsidiary, in order to restructure the ownership and operations of the Parent and better segregate such operations and liabilities; and

WHEREAS, Parent and Subsidiary are entering into this Agreement for the purpose of effecting a tax-free reorganization pursuant to which Parent is contributing to Subsidiary its assets (other than those assets and rights specified under this Agreement) and the ownership of the MangoRx Subs, in consideration of the issuance to Parent of shares of the common stock of Subsidiary.

NOW THEREFORE BE IT RESOLVED, on the terms and subject to the conditions set forth in this Agreement and in consideration of the mutual promises made herein, the receipt and sufficiency of which is hereby acknowledged, Parent and Subsidiary hereby agree as follows:

1.      Contribution of Substantially All Assets. In consideration of the issuance to Parent by Subsidiary of 4,999,999 shares of the common stock of Subsidiary (collectively, the “Subsidiary Shares”), Parent hereby contributes, sells, conveys, transfers, assigns and delivers to Subsidiary, free and clear of all liens and encumbrances whatsoever, to have and hold forever, and Subsidiary accepts from Parent, all of Parent’s right, title and interest in and to all the assets of Parent, whether tangible or intangible, real or personal, excluding solely those assets specified in Section 2 (the “Contributed Assets”). The Contributed Assets so contributed to Subsidiary shall include, without limitation, the following:

(a)       all shares of the capital stock of any entity held by Parent, including without limitation the MangoRx Subsidiaries Shares.

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2.      Retention of Certain Assets. Parent shall retain the following assets:

(a)               Parent’s rights under this Agreement, including the right to receive and hold the Subsidiary Shares;

(b)               All cash and cash equivalents of Parent;

(c)               Parent’s real property leases and any associated security deposits;

(d)               All minute books, stock ledgers, and other governing documents and corporate records of Parent; and

(e)               Parent’s insurance policies, and any and all claims, counterclaims, choses in action, and other rights relating to or arising out of any and all current or future liabilities and obligations, known or unknown, of Parent, including, without limitation, all rights of contractual and common law indemnification in respect of such liabilities or obligations and all rights under the insurance policies of others in respect thereof.

3.	Assumption of Liabilities; Excluded Liabilities.

3.1.            Assumed Liabilities. Subsidiary hereby assumes and agrees to pay when due solely the liabilities of the MangoRx Subs which are being acquired hereby; to pay, perform and discharge when due any and all liabilities and obligations of Parent arising out of or relating to the Contributed Assets (the “Assumed Liabilities”).

3.2.            Excluded Liabilities. The parties hereby agree that, except for the Assumed Liabilities, Subsidiary does not hereby assume, does not have any responsibility with respect to, and shall not be deemed to have assumed or have any liability with regard to, any other liabilities, obligations and duties of Parent of any kind whatsoever, whether or not accrued or fixed, absolute or contingent, or determined or determinable (the “Excluded Liabilities”). Parent shall remain and be solely and exclusively liable with regard to, and shall promptly pay and discharge when due, all Excluded Liabilities, and shall indemnify, defend and hold Subsidiary harmless against any and all demands, charges, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, losses, fees and expenses resulting from, related to or arising out of any Excluded Liability.

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4.	Indemnification.

4.1.   Subsidiary agrees to indemnify, defend and hold harmless Parent from and against any losses, liabilities, claims, demands, judgments, expenses (including legal fees and expenses), causes of action or suits (collectively, “Damages”) which may arise in connection with (i) any breach by Subsidiary of any covenant or agreement contained in this Agreement, or (ii) any third party claim related to the Contributed Assets or Assumed Liabilities arising following the Effective Date.

4.2.   Parent agrees to indemnify, defend and hold Subsidiary harmless from and against any and all Damages which may arise in connection with (i) any breach by Parent of any representation, warranty covenant or agreement contained in this Agreement, or (ii) any third party claim related to the Contributed Assets or Assumed Liabilities arising prior to the Effective Date.

5.	Issuance of Subsidiary Shares. Subsidiary hereby issues the Subsidiary Shares to Parent in consideration of the contribution made by Parent pursuant to the preceding Section 1. Subsidiary shall promptly deliver evidence to Parent of Parent’s ownership of the Subsidiary Shares.

6.	Certain Tax Matters. Parent shall not, and it shall cause each of its affiliates not to, take any action that would cause (nor omit to take any action, the omission of which would cause) the transactions contemplated by this Agreement not to constitute a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

7.	Further Assurances. On and after the date hereof, each party hereto shall cooperate with the other, and without any further consideration, but at the expense of the requesting party, to execute and deliver, or use its reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any governmental authority or any other person under any permit, license, agreement, indenture or other instrument and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby.

8.	Conveyance Instruments. Parent and Subsidiary covenant and agree to take such actions and do such things as are reasonably requested by the other party, including (without limitation) to execute and deliver, or cause to be executed and delivered, all such further deeds, assignments, stock transfer powers, agreements, instruments and documents evidencing or confirming the sale, assignment and transfer to Subsidiary of the Contributed Assets, including a bill of sale with respect to the transfer of any tangible personal property and an assignment and assumption agreement.

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9.	Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

10.	Entire Agreement. This Agreement constitutes the entire contract between the parties hereto pertaining to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether written or oral, of the parties; and there are no representations, warranties, or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein. No supplement, modification, or waiver of this Agreement shall be binding unless executed in writing by the parties to be bound thereby.

11.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to its conflict of law rules.

12.	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together shall constitute but one and the same instrument.

13.  Effective Time. This Agreement and the contribution and assumption provided for herein shall be effective as of 5:00 p.m. Central Standard Time, December 15th, 2024 (the “Effective Time”).

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In witness whereof, the undersigned have executed and delivered this Agreement as of the date first written above.

Mangoceuticals, Inc.

By:
Jacob Cohen
Chief Executive Officer

Mango & Peaches Corp.

By:
Jacob Cohen
Chief Executive Officer

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